QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.2

        May 30, 2002

To:    Huntsman International LLC
500 Huntsman Way
Salt Lake City
UT 84108
USA
Tioxide Group
Haverton Hill Road
Billingham
TS23 1PS

Dear Sirs,

Huntsman International LLC, Eurofuels LLC, Eurostar Industries LLC,
Huntsman EA Holdings LLC, Huntsman Ethleneamines Ltd.,
Huntsman International Financial LLC, Huntsman International Fuels, L.P.,
Huntsman Propylene Oxide Holdings LLC, Huntsman Propylene Oxide Ltd.,
Huntsman Texas Holdings, LLC,
Tioxide Americas Inc. and Tioxide Group
Registration Statement on Form S-4,
"Registration Statement"

        1. We have acted as special English legal advisers for Huntsman International LLC (the "Company") and its subsidiary, Tioxide Group, a private company with unlimited liability incorporated under the laws of England and Wales ("Tioxide Group" or "Guarantor"), in connection with the indenture (the "Indenture") dated 21 March 2002 and made between Huntsman International LLC, each of the Guarantors named therein (including Tioxide Group) and Wells Fargo Bank Minnesota, N.A.. We refer in particular to the guarantee (the "Guarantee") provided by the Guarantor, the terms of which are set out in the Indenture and in the form of the Guarantee, attached as Annex D to Appendix I, endorsed on the notes. The Indenture and the Guarantee are collectively referred to in this letter as the "Documents".

        2. We have been asked to provide this opinion to you by Hunstman Corporation.

        3. We have examined the Documents and we have relied upon the statements as to factual matters contained in or made pursuant to each of the Documents. We express no opinion as to any agreement, instrument or other document other than as and only to the extent specified in this letter. We have not been involved in the preparation or negotiation of the Indenture or the Guarantee and our role has been limited to the writing of this letter. We have not investigated whether any party to any of the Documents is or will be, by reason of the transactions contemplated by the Documents, in breach of any of their respective obligations under any agreement, instrument or document. Further, it should be understood that we have not been responsible for investigating or verifying the accuracy of any facts or the reasonableness of any statement of opinion or intention contained in or relevant to any Document.

        4. This opinion is limited to English law as currently applied by the English courts and is given on the basis that it will be governed by and construed in accordance with English law as at the date of this opinion. Accordingly, we express no opinion herein with regard to any other system of law. In particular, we express no opinion on European Union law as it affects any jurisdiction other than England. To the extent that the laws of any other jurisdiction may be relevant, including, without limitation, the federal laws of the United States of America or the laws of any State thereof, we express no opinion as to such laws, we have made no investigation thereof, and our opinion is subject to the effect of such laws.

        5. The opinions given in this letter are given on the basis of the assumptions in paragraph 6 and is subject to the qualifications set out in paragraph 8. The opinion given in this letter are strictly limited to the matters stated in paragraph 7 and do not extend to any other matters.

Assumptions

        6. In considering the Documents and for the purpose of rendering this opinion we have with your consent and without any further enquiry assumed:

  (a)
  the legal capacity of all natural persons;

  (b)
  the genuineness of all signatures on, and the authenticity and completeness of, all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic or facsimile copies and the authenticity of the originals of such latter documents;

  (c)
  that, where a document has been examined by us in draft or specimen form, it will be or has been executed in the form of that draft or specimen;

  (d)
  that each of the statements contained in a certificate of a director of Tioxide Group dated on or about May 30, 2002, attached as Appendix I, is true and correct as at the date hereof;

  (e)
  that each of the parties to the Documents has all corporate and other power and capacity to enter into and perform all of its obligations thereunder under all applicable laws (other than, in the case of the Tioxide Group, the laws of England);

  (f)
  (i)     the due authorisation by all requisite action, corporate or other, and the due execution and delivery by each of the parties thereto of the Documents and the validity and binding effect of such authorisation, execution and delivery under all applicable laws (other than, in the case of Tioxide Group, the laws of England);

  (ii)
  that all consents, approvals, notices, filings, recordations, publications and registrations which are necessary under any applicable laws or regulations (other than, with respect to Tioxide Group, the laws of England, as to which we express our opinion in paragraph 7(d)) in order to permit the execution, delivery or performance of the relevant Document have been or will be duly made or obtained within the period permitted by such laws or regulations;

  (g)
  that the Documents have been unconditionally delivered by Tioxide Group and are not subject to any escrow or other similar arrangement;

  (h)
  that the Documents have been entered into for bona fide commercial reasons and on arm's length terms by each of the parties thereto;

  (i)
  no fraud, coercion, undue influence or duress exists or was exerted resulting in the entry into of the Documents, such as to render any or all of them void or voidable;

  (j)
  that the representations and warranties given by each party contained in the Documents are and continue to be true, correct, accurate and complete;

  (k)
  that the terms of the Documents are observed and performed by the parties thereto and that all conditions as to the effectiveness of the Documents and the obligations of the parties to the Documents have been satisfied or waived in accordance with the terms thereof;

  (l)
  that the execution, delivery and performance of each of the Documents by Tioxide Group was a proper and bona fide exercise of its directors' powers and will materially benefit Tioxide Group and be in its best interests;

  (m)
  that the information revealed by our oral enquiry on May 30, 2002 in connection with the public file relating to Tioxide Group kept at the Companies Registration Office in London referred to in paragraph 7(a)(i) below and our oral enquiry yesterday of the Central Registry of Winding up Petitions referred to in paragraph 7(a)(ii) below was accurate in all respects and has not since the time of such search or enquiry been altered;

  (n)
  that each of the Indenture and the Guarantee have the same meaning and effect as it would have if it were governed by English Law;

  (o)
  that no party to any of the Documents would be entitled to claim the benefit of any statute or rule of law which affords sovereign entities immunity from prosecution or immunity from enforcement of a court judgment or an arbitration award;

  (p)
  that the Documents or any transaction contemplated thereby does not include any financing or refinancing of an acquisition of shares in contravention of section 151 of the Companies Act 1985; and

  (q)
  that as at May 30, 2002, the giving of the Guarantee did not cause the Guarantor to be in default under the borrowing powers of the Guarantor's Memorandum and Articles of Association.

Opinion

        7. On the basis of the assumptions set out above and subject to the qualifications set forth below and any matters not disclosed to us and having regard to such considerations of English law in force applying as at the date of this opinion as we consider relevant, we are of the opinion that:

  (a)
  Tioxide Group has been duly incorporated in Great Britain and registered in England and Wales and:

  (i)
  our oral enquiry on May 30, 2002 in connection with the public file relating to Tioxide Group kept at the Companies Registration Office in London revealed no order or resolution for the winding up of Tioxide Group and no notice of appointment in respect of Tioxide Group of a liquidator, receiver, administrative receiver or administrator;

  (ii)
  the Central Registry of Winding up Petitions has confirmed in response to our oral enquiry made on May 30, 2002 that no petition for the winding up of Tioxide Group has been presented within the period of six months covered by such enquiry;

  (b)
  the execution of each of the Documents has been duly authorised by all necessary corporate action on the part of Tioxide Group and each of the Documents has been duly executed by Tioxide Group which execution does not and will not result in any violation by Tioxide Group of any term of its Memorandum or Articles of Association or of any law or regulation having the force of law in England and applicable to English Companies generally;

  (c)
  the choice of the laws of the State of New York as the governing law of the Documents will be recognised and given effect by the courts in England; and

  (d)
  there are no consents, approvals, authorisations or orders required to be obtained by Tioxide Group under the laws of England from any governmental or other regulatory agencies in England in connection with the execution, delivery and performance of the Documents by Tioxide Group, except that no opinion is rendered as to such consents, approvals, authorisations or orders which may be necessary by virtue of the specific business in which Tioxide Group may be engaged.

Qualifications

        8. The opinions set forth above are also subject to the following qualifications:

  (a)
  the search at the Companies Registration Office referred to in paragraph 7(a)(ii) above is not conclusively capable of revealing whether or not:

  (i)
  a winding up order has been made or a resolution passed for the winding up of a company; or

  (ii)
  an administration order has been made; or

  (iii)
  a receiver, administrative receiver, administrator or liquidator has been appointed,

    as notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered on the public file of the relevant company immediately. In addition, that search is not capable of revealing, prior to the making of the relevant order, whether or not a winding up petition or a petition for an administration order has been presented;

  (b)
  the enquiry at the Central Registry of Winding up Petitions referred to in paragraph 7(a)(i) above relates only to a compulsory winding up and is not conclusively capable of revealing whether or not a winding up petition in respect of a compulsory winding up has been presented since details of the petition may not have been entered on the records of the Central Registry of Winding up Petitions immediately or, in the case of a petition presented to a County Court, may not have been notified to the Central Registry and entered on such records at all, and the response to an enquiry only relates to the period of six months prior to the date when the enquiry was made;

  (c)
  this opinion is subject to and enforcement may be limited by all applicable laws relating to bankruptcy, insolvency, administration, liquidation, fraudulent conveyance, reorganisation, moratorium and other laws of general application relating to or affecting the rights of creditors;

  (d)
  we express no opinion as to the enforceability under English law of any rights or obligations of any party under the Documents, including without limitation, Tioxide Group;

  (e)
  a certificate, determination, notification, minute or opinion might be held by the English courts not to be conclusive if it could be shown to have an unreasonable or arbitrary basis or not to have been reached in good faith or in the event of manifest error, despite any provision in any document to the contrary;

  (f)
  there is some possibility that an English court would hold that a judgment on an agreement, whether given by an English court or elsewhere, would supersede such agreement to all intents and purposes so that the obligations set forth therein would not be held to survive such a judgment;

  (g)
  a judgment rendered by a court other than in England and Wales (a "Foreign Court") has no direct operation in England but may be enforceable by action, counter-claim or registration (where available) or be recognised by the English courts as a defence to an action or as conclusive of an issue in an action. A judgment rendered by a Foreign Court would not be recognised or enforced by the English courts:

  (i)
  unless the Foreign Court was duly invested with jurisdiction under all applicable laws and had jurisdiction under English conflict of laws rules; or

  (ii)
  unless the judgment was final and conclusive under the law of the Foreign Court which rendered it (in this respect a judgment may be final and conclusive even though it is subject to an appeal and even though an appeal against it is actually pending in the foreign country where it was given. However, in such circumstances the English court is likely only to enforce it subject to conditions preserving the interests of the party appealing); or

    (iii)
    unless the judgment is for a debt or a definite sum of money (not being of a revenue or penal nature); or

    (iv)
    if the matter had previously been determined by an English court; or

    (v)
    if such judgment was obtained by fraud or in proceedings that offended English concepts of natural justice; or

    (vi)
    if the recognition or enforcement thereof were contrary to public policy or to section 5 of the Protection of Trading Interests Act 1980; or

    (vii)
    if the recognition or enforcement thereof would involve the enforcement of foreign revenue or penal or other public laws; or

    (viii)
    if the recognition or enforcement thereof were contrary to the Administration of Justice Act 1920 or the Foreign Judgments (Reciprocal Enforcement) Act 1933 or the Civil Jurisdiction and Judgments Act 1982 or subordinate legislation made thereunder, to the extent applicable; or

    (ix)
    if the party seeking enforcement (being a party who is not ordinarily resident in some part of the United Kingdom or resident in a member state of the European Union) does not provide security for costs, if ordered to do so by the English court;

(h)
we express no opinion on any submission by the parties to the Documents to the jurisdiction of the courts of a jurisdiction other than England and Wales contained in the Documents, nor do we express any opinion on any provision of the Documents ousting the jurisdiction of any court of a jurisdiction other than England and Wales;

(i)
we express no opinion as to the enforceability of any benefit or obligation which any agreement may purport to establish in favour of any person who is not party to such agreement;

(j)
we express no opinion as to the effectiveness of any provision which purports to secure the benefit of funds held by one party exclusively for the benefit of other persons in the absence of segregation and security arrangements;

(k)
the effectiveness of terms exculpating a party from a liability or duty otherwise owed is limited by law;

(l)
we express no opinion as to the effect on the opinions expressed herein of (i) the compliance or non-compliance of any party to the Documents with any laws or regulations applicable to it, or (ii) the legal or regulatory status or the nature of the business of any party to the Documents;

(m)
the guarantee given by the Guarantor in the Guarantee contains various express provisions intended to prevent the liabilities of the Guarantor under its guarantee being exonerated, discharged, reduced or extinguished by reason of the occurrence of events or conduct or action of any of the parties. The English courts construe guarantees strictly and the ability to rely on the protective language contained in the guarantee will need to be considered specifically in the context of each particular situation;

(n)
we draw your attention to the fact that where a person who is not a party to a contract (a "Third Party") has a right under the Contracts (Rights of Third Parties) Act 1999 to enforce a term of the contract in his own right, in certain circumstances the parties to the contract may not, by agreement, rescind the contract, or vary it in such a way as to extinguish or alter the entitlement of the Third Party under that right, without his consent.

        9. We express no opinion on the accuracy of the facts, or the reasonableness of any statements of opinion, contained in the Offering Memoranda dated March 8, 2002 and March 18, 2002 or Registration Statement dated on or about May 30, 2002, or on whether any material facts have been omitted from it.

Benefit of opinion

        10. This opinion is addressed to you solely for your benefit in connection with the entry into of the Documents. It is not to be transmitted to anyone else nor is it to be relied upon by anyone else or for any other purpose or quoted or referred to in any public document or filed with anyone without our express prior written consent.

                      Yours faithfully,
                      Skadden, Arps, Slate, Meagher & Flom LLP

QuickLinks

Huntsman International LLC, Eurofuels LLC, Eurostar Industries LLC, Huntsman EA Holdings LLC, Huntsman Ethleneamines Ltd., Huntsman International Financial LLC, Huntsman International Fuels, L.P., Huntsman Propylene Oxide Holdings LLC, Huntsman Propylene Oxide Ltd., Huntsman Texas Holdings, LLC, Tioxide Americas Inc. and Tioxide Group Registration Statement on Form S-4, "Registration Statement"